EXHIBIT 10.1

EXECUTION COPY

UNSECURED NOTE FINANCING AGREEMENT

Dated as of February 25, 2019

by and among

MIDWEST ENERGY EMISSIONS CORP., a Delaware corporation as Borrower,

MES, INC., a North Dakota corporation as Guarantor

and

AC MIDWEST ENERGY LLC, a Delaware limited liability company, as Lender

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS; CERTAIN TERMS		2
1.1	Definitions	2
1.2	Terms Generally.	13
1.3	Accounting and Other Terms	13

ARTICLE 2 AUTHORIZATION OF UNSECURED NOTE		13
2.1	Closing Fee	13
2.2	Authorization of Unsecured Note	14
2.3	Interest	14
2.4	Profit Share	14
2.5	Maturity	15
2.6	Principal Redemptions; Profit Share Payments	15
2.7	Permitted Redemptions	15
2.8	Payments Generally; Application of Payments	15
2.9	Taxes	16
2.10	Reissuance	17
2.11	Registered Obligations	18

ARTICLE 3 THE EXCHANGE; CLOSING		18
3.1	Exchange	18
3.2	Transactions Effected at the Closing	19

ARTICLE 4 CONDITIONS TO CLOSING		19
4.1	Conditions to Lender’s Obligations	19
4.2	Conditions to Borrower’s Obligations	20

ARTICLE 5 CREDIT PARTIES’ REPRESENTATIONS AND WARRANTIES		21
5.1	Organization and Qualification	21
5.2	Authorization; Enforcement; Validity	21
5.3	No Conflicts	22
5.4	Consents	22
5.5	Subsidiary Rights	22
5.6	Indebtedness and Other Contracts	22
5.7	Off Balance Sheet Arrangements	22
5.8	Ranking of Unsecured Note	22
5.9	Title	23
5.10	Intellectual Property Rights	23
5.11	Absence of Certain Changes	23
5.12	Absence of Litigation	24
5.13	No Undisclosed Events, Liabilities, Developments or Circumstances	24
5.14	Tax Status	24
5.15	Transfer Taxes	24
5.16	Conduct of Business; Compliance with Laws; Regulatory Permits	24
5.17	Foreign Corrupt Practices	25
5.18	Sarbanes-Oxley Act; Dodd-Frank Act	25

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5.19	Environmental Laws	25
5.20	Margin Stock	25
5.21	ERISA	26
5.22	U.S. Real Property Holding Corporation	26
5.23	Internal Accounting and Disclosure Controls	26
5.24	SEC Documents; Financial Statements	27
5.25	Transactions with Affiliates	27
5.26	No Fiduciary Relationship	28
5.27	Insurance	28
5.28	Employee Relations	28
5.29	Patriot Act	28
5.30	Material Contracts	28
5.31	No Disagreements with Accountants and Lawyers	29
5.32	Complete Information	29

ARTICLE 6 LENDER’S REPRESENTATIONS AND WARRANTIES		29
6.1	Organization and Authority	29
6.2	No Conflicts	30
6.3	Consents	30

ARTICLE 7 COVENANTS		30
7.1	Notice of Default	30
7.2	Notice of Litigation	30
7.3	Restricted Payments	31
7.4	Corporate Existence and Maintenance of Properties	31
7.5	Non-circumvention	31
7.6	Conduct of Business	31
7.7	Compliance with Laws	32
7.8	Joinder	32
7.9	Taxes and Liabilities	32
7.10	Equity Issuances and Incurrence of Indebtedness	32
7.11	Further Assurances	32

ARTICLE 8 GUARANTY		33
8.1	Guaranty	33
8.2	Reinstatement	33
8.3	Waivers and Acknowledgments by Guarantor	33
8.4	Benefit of Guaranty	34
8.5	Waiver of Subrogation, Etc	34
8.6	Election of Remedies	34
8.7	Limitation	34
8.8	Contribution with Respect to Guaranty Obligations	35
8.9	Liability Cumulative	35
8.10	Stay of Acceleration	35

ARTICLE 9 RIGHTS UPON EVENT OF DEFAULT		35
9.1	Event of Default	35
9.2	Acceleration Right	37

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ARTICLE 10 MISCELLANEOUS		38
10.1	Payment of Expenses	38
10.2	Governing Law; Jurisdiction; Jury Trial; Damages	39
10.3	Counterparts	39
10.4	Headings	39
10.5	Severability	40
10.6	Entire Agreement; Amendments	40
10.7	Notices	40
10.8	Successors and Assigns	41
10.9	No Third-Party Beneficiaries	41
10.10	Survival	41
10.11	Further Assurances	42
10.12	Indemnification	42
10.13	No Strict Construction	42
10.14	Waiver	43
10.15	Payment Set Aside	43
10.16	Joint and Several Liability	43
10.17	Termination	43

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EXECUTION COPY

UNSECURED NOTE FINANCING AGREEMENT

This UNSECURED NOTE FINANCING AGREEMENT (as may be amended, restated or modified from time to time, this “Agreement”), dated as of February 25, 2019, is being entered into by and among Midwest Energy Emissions Corp., a Delaware corporation, (the “Borrower”), MES, Inc., a North Dakota corporation and wholly owned subsidiary of the Borrower (“MES”), and AC Midwest Energy LLC, a Delaware limited liability company (the “Lender”). Each of Borrower, MES and the Lender may hereinafter be referred to, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Borrower, Guarantor (as hereinafter defined) and Lender entered into an Amended and Restated Financing Agreement, dated as of November 1, 2016, as amended by Amendment No. 1 to Amended and Restated Financing Agreement and Reaffirmation of Guaranty, dated as of June 14, 2018 and Amendment No. 2 to Amended and Restated Financing Agreement and Reaffirmation of Guaranty, dated as of September 12, 2018 (collectively, the “Restated Financing Agreement”), which Restated Financing Agreement amended and restated a prior Financing Agreement, among the Parties, dated as of August 14, 2014, and amended by each of the Waiver and Amendment to Financing Agreement and Reaffirmation of Guaranty, dated as of March 16, 2015, Waiver and Amendment No. 2 to Financing Agreement and Reaffirmation of Guaranty, dated as of November 16, 2015 and Amendment No. 3 to Financing Agreement and Reaffirmation of Guaranty, dated as of January 28, 2016 (collectively, the “Original Financing Agreement”);

WHEREAS, in connection with the Restated Financing Agreement, and in exchange for certain notes issued pursuant to the Original Financing Agreement and other consideration set forth therein, the Borrower issued to the Lender a senior secured note in the original principal amount of $9,646,686 (the “Secured Note”) and a subordinated unsecured note in the original principal amount of $13,000,000 (the “Subordinated Note”);

WHEREAS, the Borrower and Guarantor request, and the Lender is agreeable, to exchange (the “Exchange”) the Subordinated Note, together with all accrued and unpaid interest thereon through the Closing Date (as hereinafter defined), for a new unsecured note in the original principal amount of $13,154,930.60, substantially in the form attached hereto as Exhibit A; and

WHEREAS, in connection with the issuance of the Unsecured Note (as hereinafter defined) and the consummation of other transactions contemplated by this Agreement and the other Transaction Documents, the Guarantor desires to reaffirm its obligations under the Guaranty.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the promises and the mutual agreements, representations and warranties, provisions and covenants contained herein, the Parties hereto, intending to be legally bound hereby, agree as follow:

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ARTICLE 1

DEFINITIONS; CERTAIN TERMS

1.1 Definitions. As used in this Agreement, the following terms have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business line, unit or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.

“Adjusted Free Cash Flow” means Free Cash Flow, less Net Licensing Revenue.

“Affiliate” means, with respect to any Person, any other Person that (i) is a director or officer of such specified Person, or (ii) directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Allocable Amount” means, as of any date of determination, for any Guarantor, the maximum amount of liability that could be asserted against such Guarantor under this Agreement or any other Transaction Document without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

“Bankruptcy Code” means Title 11, United States Code, and any other existing or future law (or any successor law or statute) of any jurisdiction, domestic (including federal and state) or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, moratorium or similar law for the relief of debtors.

“Business Day” means any day other than Saturday or Sunday or any day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Capital Stock” means (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into, or exchangeable for, Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

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“Change of Control” means one or more related transactions in which (i) a Credit Party shall, directly or indirectly, (A) consolidate or merge with or into another Person (whether or not such Credit Party is the surviving corporation), (B) sell, assign, transfer, lease, license, convey or otherwise dispose of all or substantially all of the properties or assets of a Credit Party to another Person, (C) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock or other Equity Interests (not including any shares of Common Stock of other Equity Interests held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (D) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock or Equity Interests of a Credit Party, or (E) reorganize, recapitalize or reclassify its Common Stock or other Equity Interests, (ii) that with respect to Borrower, any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding Common Stock, or (iii) the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction; provided, however, that the occurrence of any of the foregoing events shall not be deemed a Change of Control if, prior to the occurrence of the transaction which would otherwise trigger a Change of Control, the Borrower obtained the prior written approval to such transaction from the Lender.

“Claims” means all threatened or actual legal claims, actions, suits, arbitrations, causes of action, or proceedings before any supranational, national, state, municipal, or local entity or any other Governmental Authority, whether located within or without the United States, relating to any of the Intellectual Property Rights of the Credit Parties.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Fee” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.

“Common Stock” means the common stock, par value $.001 per share, of the Borrower (or any capital stock issued in substitution or exchange for, or otherwise in respect of, such common stock).

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

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“Control” means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of a Person or (ii) to direct or cause the direction of management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Borrower and each Guarantor.

“Custodian” has the meaning set forth in Section 9.1(c).

“Default Rate” means a rate of interest equal to fifteen percent (15%) per annum, computed on the basis of a 360-day year and actual days elapsed.

“Diligence Date” has the meaning set forth in Section 5.11.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of their respective Subsidiaries or ERISA Affiliates.

“Environmental Laws” means all applicable federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, the exposure of humans thereto, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all regulatory authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices of violation or similar notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“Equity Interests” means Capital Stock and all warrants, options and other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock, whether or not such debt security includes the right of participation with Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, as to any Credit Party, any trade or business (whether or not incorporated) that is a member of a group which includes such Credit Party, and which is treated as a single employer under Section 414 of the Code.

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“ERISA Event” means: (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standards of Sections 412 and 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by a Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to by a Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on a Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of a Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt of a Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on a Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Sections 4975 or 4971 of the Code or under Section 406, Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against a Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” has the meaning set forth in Section 9.1.

“Event of Default Notice” has the meaning set forth in Section 9.2(a).

“Event of Default Redemption” has the meaning set forth in Section 9.2(a).

“Event of Default Redemption Notice” has the meaning set forth in Section 9.2(a).

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“Excluded Taxes” means, with respect to the Lender, any Holder or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Transaction Document: (i) Taxes imposed on (or measured by) its net or overall gross income or franchise Taxes (a) imposed as a result of such recipient being organized or having its principal office or applicable lending office located in, the taxing jurisdiction, or (b) that are Other Connection Taxes; (ii) any branch profits Taxes or similar Tax imposed by any jurisdiction described in clause (i); (iii) in the case of any Foreign Holder, any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Holder under any Transaction Document pursuant to applicable laws in effect at the time such foreign Holder becomes a Holder; or (iv) any U.S. federal withholding Tax under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements implementing any of the foregoing.

“Fiscal Year” means a fiscal year of the Borrower.

“Foreign Holder” means any Holder than is not a United States person within the meaning of the Code section 7701(a)(30).

“Free Cash Flow” means, with respect to a given period, without duplication, (i) the amount of the Credit Parties consolidated cash flow from operating activities determined in accordance with GAAP, (ii) plus depreciation, amortization and any other non-cash charges deducted in determining consolidated cash flow from operating activities, (iii) less capital expenditures, cash paid for investments, cash principal payments on Permitted Indebtedness of the Credit Parties, interest payments and cash taxes.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, provincial, territorial, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government or any other political subdivision thereof, including central banks and supra national bodies.

“Guarantor” means (i) MES, (ii) each other Subsidiary of a Borrower other than RCF, and (iii) each other Person which guarantees all or any part of the Obligations.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

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“Holder” means a holder of a Unsecured Note which shall be the Lender, its successors or a permitted transferee, endorsee or assignee thereof.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, notes or similar instruments whether convertible or not, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (vii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above; (viii) banker’s acceptances; (ix) the balance deferred and unpaid of the purchase price of any property or services due more than three months after such property is acquired or such services are completed; (x) Hedging Obligations; and (xi) obligations under convertible securities of a Credit Party. In addition, the term “Indebtedness” of a Credit Party includes (a) all Indebtedness of others secured by a Lien on any assets of a Credit Party or their respective Subsidiaries (whether or not such Indebtedness is assumed by a Credit Party or their respective Subsidiaries), and (b) to the extent not otherwise included, the guarantee by a Credit Party of any Indebtedness of any other Person.

“Indemnified Liabilities” has the meaning set forth in Section 10.12.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party hereunder or under any other Transaction Document, and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.12.

“Insolvent” means, with respect to a Credit Party or its Subsidiaries (taken as a whole and without consideration of any intercompany Indebtedness amongst a Credit Party or its Subsidiaries), (i) the present fair saleable value of a Credit Party’s or its Subsidiaries’ assets is less than the amount required to pay a Credit Party’s or its Subsidiaries’ total Indebtedness, as applicable, (ii) a Credit Party or its Subsidiaries shall become unable, admit in writing their inability, or publicly declare their inability, to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) a Credit Party or its Subsidiaries has or intends to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature in the ordinary course of business, or (iv) a Credit Party or its Subsidiaries have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted.

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“Intellectual Property Rights” means all rights with respect to any and all of the following, as they exist anywhere in the world, registered or unregistered, and all worldwide common law and statutory rights in or arising out of: (i) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and including all intent to use any of the foregoing if not registered or subject to a pending application; (ii) Internet domain names, Internet Protocol addresses and social media identifiers; (iii) copyrights, copyright registrations and applications therefor and all copyrightable works, and all other rights corresponding thereto throughout the world however denominated, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, and rights of ownership of copyrightable works and all registrations thereof and rights to register and obtain renewals and extensions of such registrations, together with all other copyright-related interests accruing by reason of international treaties or conventions; (iv) trade secrets (including in any information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure and any other “trade secrets” as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and rights in other proprietary or confidential information including rights to limit the use or disclosure thereof by any Person; (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications in any country or region and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (vi) any other intellectual property rights of any kind or nature

“Lender” has the meaning set forth in the Preamble.

“Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease or license in the nature thereof, any option or other agreement to sell or give a security interest in.

“Litigation Financing” means capital provided to the Credit Parties by a Litigation Funder for the sole purpose of funding the prosecution of Claims.

“Litigation Funder” means any Person providing the Credit Parties Litigation Financing.

“Material Adverse Effect” means any circumstance, change, development, condition or event that, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on the (i) business, properties, assets, financial condition or results of operations (financial or otherwise) of a Credit Party or its Subsidiaries, taken as a whole, (ii) rights and remedies of the Lender, taken as a whole, under any Transaction Document, (iii) transactions contemplated hereby and by the other Transaction Documents, or (iv) authority or ability of a Credit Party or its Subsidiaries to fully and timely perform its obligations under any Transaction Document.

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“Material Contract” means (i) from and after the incurrence of any Indebtedness permitted under clause (vii) of the definition of “Permitted Indebtedness,” the operative documentation evidencing such Indebtedness, and (ii) any contract or other arrangement to which a Credit Party or its Subsidiaries is a party (other than the Transaction Documents) that generates gross profit to a Credit Party or its Subsidiaries of $1,000,000 or more in any year.

“Maturity Date” means the earlier of (i) August 25, 2022, and (ii) such earlier date as the unpaid principal balance of the Unsecured Note become due and payable pursuant to the terms of this Agreement.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Licensing Revenue” means, with respect to a given period, (i) the full amount of any cash or sums recovered or received by the Credit Parties from licensing any Intellectual Property Rights in such period, less (ii) amounts thereof paid or obligated to be paid to any Litigation Funder, and fees and expenses paid or obligated to be paid to legal counsel to the Borrower in connection therewith.

“Net Litigation Proceeds” means the full amount of any cash or sums recovered or received by the Credit Parties from any Claim (whether pursuant to court order, at trial or upon appeal, or pursuant to the terms of any settlement agreement), less (i) fees and expenses paid or obligated to be paid to any Litigation Funder, and (ii) fees and expenses paid or to be paid to legal counsel to the Borrower in connection therewith.

“Net Revenue Share” means, with respect to a given period, sixty percent (60%) of the Net Licensing Revenue.

“Obligations” means any and all obligations, liabilities and indebtedness, including without limitation, principal, interest (including, but not limited to, interest calculated at the Default Rate and post-petition interest in any proceeding under any Bankruptcy Code), preferences and other fees, costs, expenses and other charges and obligations under, relating to or arising out of this Agreement, the Unsecured Note or any of the other Transaction Documents, of the Credit Parties to the Lender and other Holders of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law, in all such cases, arising under this Agreement, the Unsecured Note and any of the other Transaction Documents.

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“Other Connection Taxes” means, with respect to the Lender or any other Holder, Taxes imposed as a result of a present or former connection between such Holder and the jurisdiction imposing such Tax (other than connections arising from such Holder having executed, delivered, become a party to, performed its obligations under, received payments under or engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Sections 412 and 430 of the Code or Section 302 of ERISA.

“Permitted Indebtedness” means (i) Indebtedness outstanding under the Unsecured Note and the other Transaction Documents, (ii) Indebtedness outstanding as of the Closing Date as set forth on Schedule 5.6, (iii) unsecured guaranties in the ordinary course of business of the obligations of suppliers, customers and licensees of a Credit Party or its Subsidiaries, (iv) Indebtedness which may be deemed to exist pursuant to any unsecured guaranties with respect to surety and appeal bonds, performance bonds, bid bonds and similar obligations incurred in the ordinary course of business, (v) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business, (vi) intercompany Indebtedness of a Credit Party to another Credit Party; provided, all such intercompany Indebtedness described in this clause (vi) shall be evidenced by notes, (vii) purchase money Indebtedness and Indebtedness incurred in connection with any capital lease transaction; provided the aggregate principal amount of all such Indebtedness at any time outstanding shall not exceed $1,000,000, (viii) other unsecured Indebtedness in an aggregate amount not to exceed $1,000,000 at any time outstanding, and (ix) other Indebtedness approved by the Lender pursuant to Section 7.10; provided, further, that indebtedness incurred in the purchase of equipment and associated items to be used for the fabrication or resale of the same to customers pursuant to existing product orders shall be deemed to constitute Permitted Indebtedness if approved by Lender after submission of appropriate documentation to make an informed decision, which approval shall not be unreasonably withheld, delayed or conditioned.

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“Permitted Liens” means (i) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (A) are not yet delinquent or (B) for which the underlying taxes, assessments, charges or levies are being contested in reasonable, good faith by appropriate proceedings promptly instituted and diligently conducted, (ii) Liens securing judgments for the payment of money not constituting an Event of Default, (iii) Liens outstanding as of the Closing Date as set forth on Schedule 5.6, provided that any such Lien only secures the Indebtedness that it secures on the Closing Date, (iv) the interests of lessors under operating leases and licensors under license agreements in each case entered into in the ordinary course of business of the Credit Parties and their Subsidiaries, (v) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, in each case incurred in the ordinary course of business and not in connection with the borrowing of money and either (A) for amounts that are not yet delinquent or (B) for amounts that are no more than 30 days overdue that are being contested in reasonable, good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserves or appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, (vi) Liens incurred in the ordinary course of business in connection with workers’ compensation and other unemployment insurance, or to secure the performance of tenders, surety and appeal bonds, bids, leases, government contracts, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money), (vii) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business, (viii) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property, (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods, (x) Liens securing Permitted Indebtedness described in clause (vii) of the definition of “Permitted Indebtedness” so long as such Liens encumber only those assets acquired with the proceeds of such Indebtedness, and (xi) to the extent constituting Liens, encumbrances in favor of correspondents or agents on account of fulfilled wire transfers for which payment has not been received.

“Permitted Redemption Amount” means (i) (A) with respect to redemptions occurring on or before August 25, 2020, an amount equal to one hundred fifty percent (150%) of the original Unsecured Note principal amount, and (B) with respect to redemptions occurring after August 25, 2020, an amount equal to two hundred percent (200%) of the original Unsecured Note principal amount, plus (ii) all accrued and unpaid interest, if any, and fees with respect to the aggregate outstanding principal amount of the Unsecured Note, plus (iii) all other amounts due under the Transaction Documents with respect thereto, less (iv) any payments made pursuant to Section 2.6.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Plan” means any Multiemployer Plan or Pension Plan.

“Principal Market” means the OTC QB.

“Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Credit Parties or any of their Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including, without limitation, the SEC or any self-regulatory organization), whether pending or threatened in writing, against or affecting the Credit Parties or any of their Subsidiaries or any property of the Credit Parties or any of their Subsidiaries.

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“Profit Share” has the meaning set forth in Section 2.4.

“RCF” means Rebel Crew Films, Inc., a California corporation.

“Schedules” has the meaning set forth in Article 5.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“SEC Documents” has the meaning in Section 5.24.

“Secured Note” has the meaning set forth in the Recitals.

“Subordinated Note” has the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person (the “Parent”), any corporation, limited liability company, partnership, association or other entity of which Capital Stock or other Equity Interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, owned, Controlled or held by the Parent or one or more Subsidiaries of the Parent, or by the Parent and one or more Subsidiaries of the Parent.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction Documents” means this Agreement, the Unsecured Note and each of the other agreements, documents and certificates now or hereafter entered into by the Lender, on the one hand, and the Borrower or one or more Credit Parties, on the other hand, and each other agreement, document, certificate or instrument executed and delivered by a Credit Party in connection with the transactions contemplated by this Agreement, together with all exhibits, schedules, annexes and other attachments thereto.

“UCC” means the uniform commercial code as in effect in any applicable jurisdiction.

“Unasserted Contingent Obligations” means Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations in respect of the principal of, and interest and preference on, and fees and expenses relating to, any Obligation) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

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“Unsecured Note” means the unsecured note in the aggregate original principal amount of $13,154,930.60 issued pursuant to Section 3.2, and each such Unsecured Note delivered in substitution or exchange for, subdivision of, or otherwise in respect of, the Unsecured Note pursuant to any provision of this Agreement. Should the Lender elect (subject to compliance with the terms of this Agreement and the Unsecured Note) to cause one or more Affiliates or other Persons to hold a portion of the Unsecured Note, then the Unsecured Note may be subdivided into multiple “Unsecured Notes”.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by the Lender include good faith estimates by the Lender (in the case of quantitative determinations) and good faith beliefs by the Lender (in the case of qualitative determinations).

1.3 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (a) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein, and (b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE 2
AUTHORIZATION OF UNSECURED NOTE

2.1 Closing Fee. In addition to the original principal amount and any Profit Share payable under the terms of the Unsecured Note, the Borrower shall pay the Lender a one-time closing fee in the amount of $400,000 (the “Closing Fee”), which Closing Fee is fully earned as of the Closing Date and must be paid in full, in cash, on or before August 25, 2019.

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2.2 Authorization of Unsecured Note. The Borrower has authorized the issue to the Lender of the Unsecured Note, substantially in the form attached hereto as Exhibit A.

2.3 Interest. The Borrower shall pay interest on the unpaid principal amount of the Unsecured Note at the rates, time and manner set forth below:

(a) Rate of Interest. The Unsecured Note shall bear a zero cash interest rate on the unpaid principal amount thereof from the date issued through the date the Unsecured Note is paid in full in cash (whether upon final maturity, by redemption, prepayment, acceleration or otherwise).

(b) Default Rate. At the election of the Lender and following the delivery of written notice of such election to the Borrower following the occurrence and during the continuation of any Event of Default (or automatically while any Event of Default under Sections 9.1(c) or 9.1(d) exists), the Unsecured Note shall bear interest (including post-petition interest in any proceeding under any Bankruptcy Code) on the unpaid principal amount thereof at the Default Rate from the date of receipt of such written notice through and including the date such Event of Default is waived or, to the extent expressly provided herein, cured. In the event that such Event of Default is subsequently waived or, to the extent expressly provided herein, cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such waiver or cure; provided that interest as calculated and unpaid at the Default Rate during the continuance of such Event of Default shall continue to be due to the extent relating to the days after the imposition of the Default Rate as set forth above through and including the date on which such Event of Default is waived or, to the extent expressly provided herein, cured. All such interest shall be payable to the Lender on demand of the Lender or other Holders.

(c) Savings Clause. In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lender or other Holders received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the principal amount then outstanding under the Unsecured Note to the extent permitted by applicable law, and any excess interest remaining after such application shall be refunded promptly to the Borrower.

2.4 Profit Share. If the original principal amount of the Unsecured Note is paid in full on or before August 25, 2020, the Lender shall be entitled to a profit participation preference equal to 0.5 times the original principal amount of the Unsecured Note, and if the original principal amount of the Unsecured Note paid in full after August 25, 2020 the Lender shall be entitled to a profit participation preference equal to 1.0 times the original principal amount of the Unsecured Note (the “Profit Share”). The Parties acknowledge and agree that the Profit Share is “non-recourse” and shall only be derived from and computed on the basis of, and paid from Net Litigation Proceeds, Net Revenue Share and Adjusted Free Cash Flow. The Borrower and the Guarantor shall not be liable or have any personal liability in any other respect for the payment of the Profit Share unless such liability is due to the non-payment of any Profit Share which has been earned by Lender from Net Litigation Proceeds, Net Revenue Share and Adjusted Free Cash Flow and which has not been paid by the Borrower.

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2.5 Maturity. The aggregate outstanding principal balance of the Unsecured Note shall be due and payable in full on the Maturity Date. The Profit Share, if not paid in full on or before the Maturity Date, shall remain subject to the terms of this Agreement until full and final payment.

2.6 Principal Redemptions; Profit Share Payments. The Borrower shall pay the aggregate outstanding principal amount of the Unsecured Note and the Profit Share as follows:

(a) Within three (3) Business Days following the date of receipt by a Credit Party of any Net Litigation Proceeds, the Borrower shall prepay the Unsecured Note and pay the Profit Share in an aggregate amount equal to sixty percent (60%) of such Net Litigation Proceeds until such time as any Litigation Funder has been paid in full, and, thereafter, in an aggregate amount equal to seventy-five percent (75%) of such Net Litigation Proceeds until the Unsecured Note and Profit Share have been paid in full.

(b) Within thirty (30) days following the end of each fiscal quarter Borrower shall prepay the Unsecured Note and pay the Profit Share in an aggregate amount equal to the Net Revenue Share plus the Adjusted Free Cash Flow until the Unsecured Note and Profit Share have been paid in full, provided, however, that the payments to be made under this Section 2.6(b) shall exclude the first $3,500,000 of Net Licensing Revenue plus the Adjusted Free Cash Flow achieved for such fiscal quarter and all prior fiscal quarters on a combined basis, commencing with the fiscal quarter ending March 31, 2019.

2.7 Permitted Redemptions. The Borrower may, at its option, elect to redeem the Unsecured Note by paying the Lender and all other Holders the Permitted Redemption Amount, by wire transfer of same day immediately available funds. Upon payment of the Permitted Redemption Amount, the Borrower will have no further liability with respect to the payment of any Profit Share.

2.8 Payments Generally; Application of Payments.

(a) Whenever any payment of cash is to be made by the Borrower to any Person pursuant to this Agreement, the Unsecured Note or any other Transaction Document, such payment shall be made in lawful money of the United States of America by a wire transfer to, subject to the next sentence, the account identified by such Person in writing to the Borrower. Whenever any amount expressed to be due by the terms of this Agreement or the Unsecured Note are due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount due under the Transaction Documents which is not paid when due shall accrue interest at the Default Rate from the date such amount was due until the same is paid in full in cash. Such interest shall continue to accrue post-petition in any proceeding under any Bankruptcy Code.

(b) All amounts required to be paid pursuant to Section 2.6 shall be applied (i) first to accrued and unpaid interest, if any, and fees with respect to the aggregate outstanding principal amount of the Unsecured Note, (ii) second to the aggregate outstanding principal balance of the Unsecured Note until paid in full, (iii) and thereafter to the Profit Share until paid in full.

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2.9 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on behalf of the Borrower hereunder shall be made, free and clear of and without deduction for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by or on behalf of the Borrower, then the Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.1) the Lender or any other Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower will timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender or any other Holders timely reimburse it for payment of, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to Section 2.1, the Borrower shall deliver to the Lender or any other Holders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender or such other Holders.

(d) Indemnification by the Borrower. The Credit Parties jointly and severally agree to indemnify the Lender and any other Holder, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.9(d)) payable or paid by the Lender or any such other Holder or required to be withheld or deducted from a payment to such Holder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender or any other Holder, absent manifest error, shall be final conclusive and binding for all purposes.

(e) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.1 (including by the payment of additional amounts pursuant to this Section 2.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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(f) Survival. Each party’s obligations under this Section 2.1 shall survive any transfer of the Unsecured Note by the Lender or any other Holder, and the repayment, satisfaction or discharge of all obligations hereunder or under any Transaction Document.

2.10 Reissuance.

(a) Transfer. If the Unsecured Note is to be transferred, such transfers shall be made in accordance with Section 10.8 below, and the Lender or other Holder shall surrender such Unsecured Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Lender or other Holder a new Unsecured Note (in accordance with this Section 2.10), registered as the Lender or other Holder may request, representing the outstanding principal being transferred by the Lender or other Holder and, if less than the entire outstanding principal is being transferred, a new Unsecured Note (in accordance with this Section 2.10) to the Lender or other Holder representing the outstanding principal not being transferred.

(b) Lost, Stolen or Mutilated Unsecured Note. Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Unsecured Note and (i) in the case of loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower (provided, however, that if the Lender or other Holder is an institutional investor, the affidavit of an authorized partner or officer of such Lender or other Holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no separate indemnity agreement or other security shall be required, provided that the party that lost the Unsecured Note shall remain liable to the Borrower should such lost note ultimately result in loss or liability to Borrower), and (ii) in the case of mutilation, upon surrender and cancellation of the mutilated Unsecured Note, the Borrower shall execute and deliver to the Lender or other Holder a replacement Note (in accordance with this Section 2.10) representing the outstanding principal.

(c) Unsecured Note Exchangeable for Different Denominations. The Unsecured Note is exchangeable, upon the surrender thereof by the Lender or other Holder at the principal office of the Borrower, for a replacement Unsecured Note or Unsecured Notes (in accordance with this Section 2.10) representing in the aggregate the outstanding principal of the surrendered Unsecured Note, and each replacement Unsecured Note will represent that portion of the outstanding principal as is designated by the Lender or other Holder at the time of surrender.

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(d) Issuance of Replacement Unsecured Notes. Whenever the Borrower is required to issue a replacement Unsecured Note pursuant to the terms of the Unsecured Note, the replacement Unsecured Note (i) shall be of like tenor with the Unsecured Note being replaced, (ii) shall represent, as indicated on the face of the replacement Unsecured Note, the principal remaining outstanding (or, in the case of a replacement Unsecured Note being issued pursuant to paragraph (a) or (b) of this Section 2.10, the principal designated by the Lender or other Holder which, when added to the principal represented by the other replacement Unsecured Notes issued in connection with such issuance, does not exceed the principal remaining outstanding under the Unsecured Note being replaced immediately prior to such issuance of replacement Unsecured Notes), (iii) shall have an issuance date, as indicated on the face of such replacement Unsecured Note, which is the same as the issuance date of the Unsecured Note being replaced, (iv) shall have the same rights and conditions as the Unsecured Note being replaced, and (v) shall represent accrued interest, if any, on the principal of the Unsecured Note being replaced, from the Issuance Date.

2.11 Registered Obligations.

(a) Register. The Borrower shall maintain at its principal executive office (or such other office or agency of the Borrower as it may designate by notice to each Holder of Unsecured Notes), a register for the Unsecured Notes in which the Borrower shall record the name and address of the Person in whose name the Unsecured Notes have been issued (including the name and address of each transferee) and the principal amount of Unsecured Notes held by such Person. The Borrower shall keep the register open and available at all times during business hours for inspection of any Holder or its legal representatives.

(b) Maintenance of Registrar. Notwithstanding anything to the contrary contained herein, the Unsecured Notes are registered obligations and the right, title, and interest of each of the Lender and its assignees in and to such Unsecured Notes shall be transferable only upon notation of such transfer in a register to be maintained by the Borrower for so long as it acts as its own registration agent for the Unsecured Notes, and by the transfer agent used for the Borrower’s Common Stock (or other capital stock issued in substitution or exchange for, or otherwise in respect of, such Common Stock) should it elect to no longer act as transfer agent for the Unsecured Notes. The Unsecured Notes shall only evidence the Lender’s or its assignee’s right, title and interest in and to the related Unsecured Notes, and in no event is any such Unsecured Note to be considered a bearer instrument or obligation. This Section 2.11 shall be construed so that the Unsecured Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations promulgated thereunder (or any successor provisions of the Code or such regulations).

ARTICLE 3
THE EXCHANGE; CLOSING

3.1 Exchange. Subject to the terms and conditions of this Agreement, the closing of the Exchange contemplated hereby (the “Closing”) shall take place effective as of 9:30 a.m. Eastern Time, electronically, by exchange of documents and certificates, on date thereof (or by such other method, at such other time or on such other date as the Lender and Borrower may mutually agree upon in writing) (the day on which the Closing takes place, the “Closing Date”).

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3.2 Transactions Effected at the Closing. Subject to satisfaction or waiver of the conditions set forth in Section 4.1 and Section 4.2, the following transactions will occur at the Closing (a) the Lender shall surrender the Subordinated Note to the Borrower for cancellation, (b) the Borrower shall issue and deliver to the Lender the Unsecured Note registered in the name of the Lender or its designee, and (c) the Parties shall execute and deliver the Transaction Documents and such other documents and agreements as are customary and reasonably necessary to effectuate the Exchange.

ARTICLE 4
CONDITIONS TO CLOSING

4.1 Conditions to Lender’s Obligations. The obligation of the Lender to consummate the transactions contemplated by this Agreement and the other Transaction Documents at the Closing is subject to satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

(a) Borrower shall have executed and delivered to the Lender the Unsecured Note;

(b) the Credit Parties, as applicable, shall have executed and delivered to the Lender each of the other Transaction Documents to which it is a party;

(c) the Credit Parties, as applicable, shall have executed (to the extent applicable) and delivered, or caused to be delivered, to the Lender such other documents relating to the transactions contemplated by this Agreement and the other Transaction Documents as the Lender or its counsel may reasonably request;

(d) the Credit Parties shall have executed and delivered, or caused to be delivered, to the Lender:

(i) a certificate evidencing its incorporation and good standing in its jurisdiction of incorporation issued by the Secretary of State of such jurisdiction, as of a date reasonably proximate to the Closing Date;

(ii) a certificate evidencing its qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which it has filed for qualification to conduct business since November 1, 2016 and failure to so qualify would cause a Material Adverse Effect, as of a date reasonably proximate to the Closing Date; and

(iii) a certificate, executed by the secretary of the Borrower and MES, as applicable, and dated as of the Closing Date, as to (A) the resolutions consistent with Section 5.2 as adopted by Borrower’s and MES’s board of directors (or similar governing body) in a form reasonably acceptable to the Lender, (B) the incumbency and signatures of the officers or other Persons authorized to act on behalf of the Borrower and MES with respect to this Agreement, the Unsecured Note and each other Transaction Document executed by it, (C) the Borrower’s and MES’s articles or certificate of incorporation (or similar document) certified as of a recent date from the Secretary of State of the applicable jurisdiction, each as in effect at the Closing, (D) the Borrower’s and MES’s bylaws (or similar document), each as in effect at the Closing, and (E) no action having been taken by the Borrower, MES or their respective stockholders or directors in contemplation of any amendments to items (A), (B), (C) or (D) listed in this Section 4.1(d)(ii).

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(e) the Credit Parties shall have obtained and delivered to Lender all governmental, regulatory and third-party consents and approvals, if any, necessary for the execution of this Agreement and the Exchange of the Subordinated Note for the Unsecured Note pursuant hereto at the Closing; and

(f) since the Diligence Date, there shall have been no change which has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(g) the representations and warranties of the Credit Parties and each of their Subsidiaries shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such specific date), and the Credit Parties shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Credit Parties at or prior to the Closing Date. The Lender shall have received certificates, executed by the chief executive officer of the Borrower and MES, dated the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Lender; and

(h) no Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) shall have occurred and be continuing or would result from the transactions contemplated at the Closing.

4.2 Conditions to Borrower’s Obligations. The obligation of the Borrower to consummate the transactions contemplated by this Agreement and the other Transaction Documents at the Closing is subject to satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

(a) this Agreement and each of the other Transaction Documents shall have been duly executed and delivered by the Parties thereto and true and complete copies thereof shall have been delivered to the Borrower; and

(b) the Lender shall have surrendered to Borrower for exchange the Subordinated Note.

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ARTICLE 5

CREDIT PARTIES’ REPRESENTATIONS AND WARRANTIES

As an inducement to the Lender to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Credit Parties jointly and severally represents and warrants to the Lender that each and all of the following representations and warranties (as supplemented by the disclosure schedules delivered to the Lender contemporaneously with the execution and delivery of this Agreement (the “Schedules”)) are true and correct in all material respects (without duplication of any materiality qualifiers) as of the Closing Date. The Schedules shall be arranged by the Borrower in paragraphs corresponding to the sections and subsections contained in this Article 5.

5.1 Organization and Qualification. The Credit Parties and each of their Subsidiaries (a) are entities duly organized, validly existing and in good standing under the laws of the jurisdiction in which they are formed, (b) have the requisite power and authority, and legal right, to own or lease their properties and carry on their business as now being conducted and as proposed to be conducted, and (c) are duly qualified as foreign entities to do business and are in good standing in every jurisdiction in which their ownership, lease or operation of property or the nature of the business conducted by them makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have, either individually or in the aggregate, a Material Adverse Effect.

5.2 Authorization; Enforcement; Validity. Each of the Credit Parties has the requisite power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party. Each of the Credit Parties has taken all necessary organizational action to authorize the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the issuance and delivery of the Unsecured Note by the Borrower, and (other than filings as may be required under the 1934 Act or by any state securities agencies) no further filing with, consent by, notice to, authorization of or other act by, or in respect of, any Credit Party, Governmental Authority or any other Person is required. This Agreement, the Unsecured Note and the other Transaction Documents have been duly executed and delivered by each of the Credit Parties thereto, and (assuming due authorization, execution and delivery by the Lender and any other parties thereto) constitute the legal, valid and binding obligations of each of the Credit Parties party thereto, enforceable against each of such Credit Parties in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

5.3 No Conflicts. Except as set forth on Schedule 5.3, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Credit Parties party thereto, the issuance of the Unsecured Note and the use of proceeds thereof, and the consummation by the Credit Parties of the transactions contemplated hereby and thereby will not (a) result in a violation of the Credit Parties’ certificate or articles of incorporation or bylaws or other governing documents, or the terms of any Capital Stock or other Equity Interests of the Credit Parties, (b) conflict with, or constitute a breach or default (or an event which, with notice or lapse of time or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract to which the Credit Parties or any of their Subsidiaries is a party, (c) result in any “price reset” or other material change in or other modification to the terms of any Indebtedness, Equity Interests or other securities of the Credit Parties or any of their Subsidiaries, or (d) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, (i) any Environmental Laws, or (ii) federal and state securities laws and regulations and the rules and regulations of the Principal Market), which, for purposes of clauses (b), (c) and (d), would reasonably be expected to result in a Material Adverse Effect.

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5.4 Consents. Except as set forth on Schedule 5.4, no Credit Party is required to obtain any consent, authorization, approval, order, license, franchise, permit, certificate or accreditation of, or make any filing or registration with, any court, Governmental Authority, the SEC or any regulatory or self-regulatory agency or authority or any other Person (including, without limitation, any stockholder of the Borrower) in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, including issuance of the Unsecured Note, in each case in accordance with the terms hereof or thereof, except as would not reasonably be expected to result in a Material Adverse Effect. All of the foregoing consents, authorizations, approvals, orders, licenses, franchises, permits, certificates or accreditations of, filings and registrations which the Credit Parties are required to make or obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date or will be obtained or made in accordance with applicable law, and each Credit Party is unaware of any facts or circumstances which might prevent any of the Credit Parties from making, obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

5.5 Subsidiary Rights. Except as set forth on Schedule 5.5, each Credit Party has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all Capital Stock, Equity Interests or other securities of the Subsidiaries as owned by such Credit Party.

5.6 Indebtedness and Other Contracts. Except as disclosed on Schedule 5.6, none of the Credit Parties (a) have any outstanding Indebtedness, other than Permitted Indebtedness, (b) are parties to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, or (c) are in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness or any contract, agreement or instrument entered into in connection therewith that could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

5.7 Off Balance Sheet Arrangements. Except as set forth on Schedule 5.7, there is no transaction, arrangement, or other relationship between any of the Credit Parties and an unconsolidated or other off balance sheet entity that would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

5.8 Ranking of Unsecured Note. All Indebtedness due under the Unsecured Note shall be pari passu in right of payment, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise, to all other current and future unsecured Indebtedness (including trade payables or similar obligations to trade creditors incurred or entered into in the ordinary course of business) of the Borrower and its Subsidiaries.

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5.9 Title. Except as described on Schedule 5.9, each of the Credit Parties have (a) good and marketable title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), (c) valid licensed rights in (in the case of licensed interests in Intellectual Property Rights), and (d) good and marketable title to (in the case of all other personal property) all of its real property and other properties and assets owned by it which are material to the business of the Credit Parties, in each case free and clear of all liens, encumbrances and defects, other than Permitted Liens. Any real property and facilities held under lease by the Credit Parties are held by it under valid, subsisting and enforceable leases.

5.10 Intellectual Property Rights. Each of the Credit Parties own or possess adequate and valid rights or licenses to use all Intellectual Property Rights that are necessary to conduct their respective businesses as now conducted, and such Intellectual Property Rights are free and clear of all liens, encumbrances and defects other than Permitted Liens. None of the Credit Parties’ Intellectual Property Rights have expired or terminated or are expected to expire or terminate within five (5) years from the Closing Date. Except as described on Schedule 5.10 (a) the Credit Parties have no knowledge of any infringement, misappropriation, dilution or other violation by the Credit Parties of Intellectual Property Rights of other Persons, (b) the Credit Parties have no knowledge of any infringement, misappropriation, dilution or other violation by any other Persons of the Intellectual Property Rights of the Credit Parties, (c) there is no claim, action or Proceeding pending or, to the knowledge of each of the Credit Parties, threatened in writing, against the Credit Parties regarding their Intellectual Property Rights or the Intellectual Property Rights of other Persons, and (d) the Credit Parties are not aware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or Proceedings. Each of the Credit Parties have taken and are taking commercially reasonable security measures, consistent with industry standards, to maintain and protect the secrecy, confidentiality and value of the Intellectual Property Rights, subject to the terms of Schedule 5.10.

5.11 Absence of Certain Changes. Except as disclosed on Schedule 5.11, since December 31, 2018 (the “Diligence Date”), there has been no material adverse change in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of the Credit Parties. Except as disclosed on Schedule 5.11 and solely for the purposes of making the representations and warranties to be made on the Closing Date and not for any representations and warranties to be made following the Closing Date, since the Diligence Date, the Credit Parties have not (a) declared or paid any dividends, (b) sold any assets (other than the sale of inventory and equipment in the ordinary course of business) or (c) had capital expenditures, individually or in the aggregate, in excess of $2,000,000. The Credit Parties have not taken any steps to seek protection pursuant to any Bankruptcy Code, nor do the Credit Parties have any knowledge or reason to believe that their creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Credit Parties do not intend to incur debts beyond their ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Credit Parties have no knowledge of any facts or circumstances which leads the Credit Parties to believe that one or more of the Credit Parties will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within three (3) years from the Closing Date.

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5.12 Absence of Litigation. Except as set forth on Schedule 5.12, there is no Proceeding pending or, to the knowledge of any Credit Party, threatened in writing against or affecting the Credit Parties or their respective Affiliates, officers or directors or such Persons’ properties or assets (or by or against the Credit Parties or any Affiliates, officers or directors thereof and relating to the Credit Parties or such Persons) which: (a) could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (b) if adversely determined, could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, or (c) questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.

5.13 No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the transactions contemplated by the Transaction Documents and as set forth on Schedule 5.13, no event, liability, development or circumstance has occurred or exists, or is contemplated or reasonably likely to occur with respect to the Credit Parties or their respective business, properties, prospects, operations or financial condition, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.14 Tax Status. Except as set forth in Schedule 5.14, each of the Credit Parties (a) have made or filed all foreign, federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject, except prior to the Closing Date where any failure to do so did not result in any material penalties to the Credit Parties, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and (c) have set aside on its books adequate reserves in accordance with GAAP for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be delinquent by the taxing authority of any jurisdiction (other than those being reasonably contested in good faith by appropriate proceedings promptly instituted and diligently conducted and subject to adequate reserves taken by the Credit Parties as shall be required in conformity with GAAP), and the senior officers of each of the Credit Parties know of no basis for any such claim.

5.15 Transfer Taxes. On the Closing Date, all transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the Exchange hereunder will be, or will have been, fully paid or provided for by the Credit Parties, as applicable, and all laws imposing such taxes will be or will have been complied with.

5.16 Conduct of Business; Compliance with Laws; Regulatory Permits. None of the Credit Parties are in material violation of any term of or in default under its certificate or articles of incorporation or bylaws or other governing documents. None of the Credit Parties are in material violation of any judgment, decree or order or to the best of their knowledge, any statute, ordinance, rule or regulation applicable to the Credit Parties and material to their business. Schedule 5.16 sets forth all United States federal and state regulatory licenses and foreign regulatory licenses which to Credit Parties’ knowledge, are necessary to conduct the respective businesses of the Credit Parties, and except as set forth on Schedule 5.16, all of such United State federal and state regulatory licenses and foreign regulatory licenses are valid and in effect and none of the Credit Parties have received any notice of proceedings relating to the revocation or modification of any such United State federal and state regulatory licenses and foreign regulatory licenses.

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5.17 Foreign Corrupt Practices. None of the Credit Parties, nor, to the knowledge of any responsible officer of the Borrower, any director, officer, agent, employee or other Person acting on behalf of Credit Parties have, in the course of its actions for, or on behalf of, the Credit Parties (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

5.18 Sarbanes-Oxley Act; Dodd-Frank Act. To the best of Borrower’s knowledge, the Borrower is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

5.19 Environmental Laws. Except as set forth on Schedule 5.19, each of the Credit Parties, to the best of their knowledge: (a) (i) is in compliance with any and all Environmental Laws, (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses, (iii) is in compliance with all terms and conditions of any such permit, license or approval, and (iv) has no outstanding liability under any Environmental Laws and is not aware of any facts that could reasonably result in liability under any Environmental Laws, in each of the foregoing clauses of this clause (a), except to the extent, either individually or in the aggregate, a Material Adverse Effect could not reasonably be expected to occur, and (b) has provided Lender with copies of all environmental reports, assessments and other documents in any way related to any actual or potential liability under any Environmental Laws.

5.20 Margin Stock. None of the Credit Parties are engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

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5.21 ERISA. Except as set forth on Schedule 5.21, neither the Credit Parties nor any ERISA Affiliate (a) maintain or have maintained any Pension Plan, (b) contribute or have contributed to any Multiemployer Plan or (c) provide or have provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state law). Except as set forth on Schedule 5.21, neither the Credit Parties nor any ERISA Affiliate have received any notice or have any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the Code or applicable state law with respect to any Employee Benefit Plan. No ERISA Event exists. Each Employee Benefit Plan which is intended to qualify under the Code has received a favorable determination letter (or opinion letter in the case of a prototype Employee Benefit Plan) to the effect that such Employee Benefit Plan is so qualified and to Borrowers’ knowledge, there exists no reasonable basis for the revocation of such determination or opinion letter. Neither the Credit Parties nor any ERISA Affiliate have (i) any unpaid minimum required contributions under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, or partial withdrawal, from any Multiemployer Plan, (iii) a Pension Plan that is “at risk” within the meaning of Section 430 of the Code, (iv) received notice from any Multiemployer Plan that it is either in endangered or critical status within the meaning of Section 432 of the Code, or (v) any liability or knowledge of any facts or circumstances which could result in any liability to the PBGC, the Internal Revenue Service, the Department of Labor or any participant in connection with any Employee Benefit Plan (other than routine claims for benefits under the Employee Benefit Plan).

5.22 U.S. Real Property Holding Corporation. None of the Credit Parties are, nor have they ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Code, as amended.

5.23 Internal Accounting and Disclosure Controls. Except as set forth on Schedule 5.23 related to the Borrower’s and its Subsidiaries’ consolidated financial statements for the period ended September 30, 2018, the Borrower and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (c) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Borrower and each of its Subsidiaries maintain disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) that are to the best of their knowledge, effective in ensuring that information required to be disclosed by the Borrower in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Borrower in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Borrower’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Except as set forth on Schedule 5.23, during the twelve (12) months prior to the Closing Date, none of the Credit Parties nor any of their Subsidiaries have received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of the Borrower or any of its Subsidiaries. None of the Credit Parties has any knowledge of any fraud that involves management or other employees who have a significant role in the Borrower’s or its Subsidiaries’ internal controls.

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5.24 SEC Documents; Financial Statements. Except as disclosed on Schedule 5.24, during the two (2) years prior to the date hereof, the Borrower has timely filed (or furnished, as applicable) all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed or furnished prior to the date hereof, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”) and has paid all fees and assessments due and payable in connection with such SEC Documents. The Borrower has delivered to the Lender or its representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective filing dates, to the best of Borrower’s knowledge, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, the consolidated financial statements of the Borrower and its Subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements, including without limitation, each of the consolidated unaudited financial statements of the Borrower and its Subsidiaries dated September 30, 2018 for the nine (9) months then ended, have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the results of its operations and cash flows for the periods then ended (subject to normal year-end audit adjustments). No other information provided by or on behalf of the Borrower to the Lender which is not included in the SEC Documents, to the best of the Borrower’s knowledge, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. None of the Credit Parties nor, to the knowledge of any responsible officer of the Borrower, any director, officer, agent, employee or other Person acting on behalf of Credit Parties, has received or otherwise has or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Borrower or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Borrower or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

5.25 Transactions with Affiliates. Except (a) as set forth on Schedule 5.25, and (b) for transactions that have been entered into on terms no less favorable to the Credit Parties than those that might be obtained at the time from a Person who is not an officer, director or employee, none of the officers, directors or employees of Credit Parties is presently a party to any transaction with Credit Parties (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Credit Parties, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

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5.26 No Fiduciary Relationship. Each of the Credit Parties acknowledges and agrees that the Lender is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that the Lender is not an officer or director of the Credit Parties. Each of the Credit Parties further acknowledges that the Lender is not acting as a financial advisor or fiduciary of the Credit Parties (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Lender or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Lender’s acquisition of the Unsecured Note. Each of the Credit Parties further represents to the Lender that each Credit Party’s decision to enter into the Transaction Documents to which it is a party have been based solely on the independent evaluation by such Person and its respective representatives. Each of the Credit Parties waives and releases, to the fullest extent permitted by applicable law, any claims they may have against the Lender arising from an alleged breach of fiduciary duty in connection with the Exchange.

5.27 Insurance. Each of the Credit Parties are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Credit Parties are engaged.

5.28 Employee Relations. None of the Credit Parties are a party to any collective bargaining agreement or employ any member of a union in such Person’s capacity as a union member or to perform union labor work. As of the Closing Date, no executive officer of the Credit Parties has notified the Credit Parties or any Subsidiary thereof that such officer intends to leave the employ of the Credit Parties or such Subsidiaries or otherwise terminate such officer’s employment with one of the Credit Parties or such Subsidiaries. As of the Closing Date, no executive officer of the Credit Parties, to the knowledge of the Credit Parties, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant. Each of the Credit Parties is, to the best of its knowledge, in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.29 Patriot Act. To the extent applicable, each of the Credit Parties are in compliance, in all material respects, with (a) the Trading with the Enemy Act of 1917, as amended, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (also known as the USA Patriot Act).

5.30 Material Contracts. Schedule 5.30 contains a true, correct and complete list of all the Material Contracts of the Credit Parties, and except as noted in Schedule 5.30, to the best knowledge of the Credit Parties, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.

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5.31 No Disagreements with Accountants and Lawyers. Except as set forth in Schedule 5.31, there are no material disagreements of any kind presently existing, or reasonably anticipated by the Credit Parties to arise, between the Credit Parties and the accountants and lawyers formerly or presently employed by the Credit Parties and the Credit Parties are current with respect to any fees owed to their accountants and lawyers which could affect the Credit Parties’ ability to perform any of their obligations under any of the Transaction Documents. In addition, on or prior to the date hereof, the Borrower had discussions with its accountants about its consolidated financial statements previously filed with the SEC. Based on those discussions, the Borrower has no reason to believe that it will need to restate any such financial statements or any part thereof.

5.32 Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Credit Parties to the Lender for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of Credit Parties to the Lender pursuant hereto or in connection herewith will be, to the best of the Credit Parties’ knowledge, true and accurate in every material respect on the date as of which such information is dated or certified, and to the best of the Credit Parties’ knowledge, none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Lender that any projections and forecasts provided by the Credit Parties are based on good faith estimates and assumptions believed by the Credit Parties to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

ARTICLE 6

LENDER’S REPRESENTATIONS AND WARRANTIES

As an inducement to the Credit Parties to enter into this Agreement and to consummate the transactions contemplated hereby, the Lender represents and warrants to the Credit Parties that each and all of the following representations and warranties are true and correct in all material respects (without duplication of any materiality qualifiers) as of the Closing Date.

6.1 Organization and Authority. The Lender is duly organized and validly existing in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own its properties and carry on its business as now being conducted. The Lender has the requisite limited liability company power and authority to enter into and perform its obligations under the Transaction Documents to which, in each case, the Lender is a party. The execution and delivery of the Transaction Documents by the Lender has been duly authorized by the Lender’s managers and the consummation by the Lender of the transactions contemplated hereby and thereby have been duly authorized by the Lender’s manager. This Agreement and the other Transaction Documents to which Lender is a party have been duly executed and delivered by the Lender, and (assuming due authorization, execution and delivery by the Credit Parties and any other parties thereto) constitute the legal, valid and binding obligations of the Lender, enforceable against the Lender in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

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6.2 No Conflicts. Neither the execution, delivery and performance of the Transaction Documents by the Lender, the consummation by the Lender of the transactions contemplated hereby and thereby will (a) result in a violation of the Lender’s certificate of formation, limited liability company agreement or other governing documents, or (b) result in a violation of any law, rule, regulation, order, judgment or decree, which, for purposes of this clause (b), would reasonably be expected to result in a material adverse effect on the Lender.

6.3 Consents. The execution and delivery of, and the performance by the Lender of its obligations under, this Agreement and the Transaction Documents do not and will not, require any consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official.

ARTICLE 7
COVENANTS

7.1 Notice of Default. Promptly, and in any event within three (3) Business Days, of any officer of a Credit Party obtaining knowledge (i) of any condition or event that constitutes an Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) or that notice has been given to a Credit Party with respect thereto, (ii) that any Person has given any notice to a Credit Party or taken any other action with respect to any event or condition set forth in Section 9.1, or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its chief executive officer or chief financial officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, default, event or condition, and the actions the Credit Parties or one of their Subsidiaries have taken, is taking and proposes to take with respect thereto; provided, that the Borrower shall not disclose material nonpublic information to the Lender, or to advisors to or representatives of the Lender, unless prior to disclosure of such information the Borrower identifies such information as being material nonpublic information and provides the Lender, such advisors and representatives with the opportunity to accept of refuse to accept such material nonpublic information for review.

7.2 Notice of Litigation. Promptly upon any officer of a Credit Party obtaining knowledge of (i) the institution of, or non-frivolous written threat of, any adverse Proceeding not previously disclosed in writing by the Credit Parties to the Lender, or (ii) any material development in any adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof from the Credit Parties together with such other information as may be reasonably available to Credit Parties to enable the Lender and its counsel to evaluate such matters; provided, that the Borrower shall not disclose material nonpublic information to the Lender, or to advisors to or representatives of the Lender, unless prior to disclosure of such information the Borrower identifies such information as being material nonpublic information and provides the Lender, such advisors and representatives with the opportunity to accept of refuse to accept such material nonpublic information for review.

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7.3 Restricted Payments. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other cash payment or distribution on account of the Credit Parties or any of their Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Credit Parties or any of their Subsidiaries) or to the direct or indirect holders of the Credit Parties or any of their Subsidiaries’ Equity Interests in their capacity as such, other than (i) dividends or distributions by a Subsidiary of the Borrower to any other Subsidiary and (ii) dividends or distributions by a Subsidiary of the Borrower to Borrower;

(b) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower or the Guarantor) any Equity Interests of the Credit Parties or any of their Subsidiaries (or any direct or indirect parent of the Credit Parties or any of their Subsidiaries), other than repurchases of Equity Interests by the Borrower pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed $1,000,000 in any Fiscal Year; and

(c) propose to the Compensation Committee of the Borrower’s Board of Directors or implement with respect to any other Credit Party, any change in management compensation without the prior written consent of the Lender.

7.4 Corporate Existence and Maintenance of Properties. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries (other than RCF) to, fail to maintain and preserve (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be so qualified or in good standing could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect). The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to, fail to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Credit Parties and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

7.5 Non-circumvention. Each Credit Party hereby covenants and agrees that neither the Credit Parties nor any of their Subsidiaries will, by amendment of its articles or certificate of incorporation, bylaws, or other governing documents, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, the Unsecured Note or any other Transaction Document, and will at all times in good faith carry out all of the provisions of the Transaction Documents and take all action as may be required to protect the rights of the Lender.

7.6 Conduct of Business. None of the Credit Parties nor any of their Subsidiaries shall conduct their businesses in violation of any law, ordinance or regulation of any Governmental Authority, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect. None of the Credit Parties nor any of their Subsidiaries shall engage in any line of business other than the business engaged in on the date hereof and businesses incidental thereto.

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7.7 Compliance with Laws. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to fail to (a) comply in all material respects with federal, state and other applicable securities laws, and (b) comply in all material respects with the requirements of all other applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws).

7.8 Joinder. The Credit Parties shall notify the Lender prior to the formation or acquisition of any Subsidiaries. For any Subsidiaries formed or acquired after the date hereof, the Credit Parties shall at their own expense, upon formation or acquisition of such Subsidiary, cause each such Subsidiary to execute an instrument of joinder (a “Joinder Agreement”) in form and substance reasonably satisfactory to the Lender and the Borrower obligating such Subsidiary to this Agreement and the other Transaction Documents. In the event a Person becomes a Guarantor (a “New Guarantor”) pursuant to the Joinder Agreement, upon such execution the New Guarantor shall be bound by all the terms and conditions hereof and the other Transaction Documents to the same extent as though such New Guarantor had originally executed this Agreement and the other Transaction Documents. The addition of a New Guarantor shall not in any manner affect the obligations of the other Credit Parties under this Agreement or any of the other Transaction Documents. Each of the Credit Parties and the Lender acknowledge that the schedules and exhibits hereto or thereto may be amended or modified in connection with the addition of any New Guarantor to reflect information relating to such New Guarantor.

7.9 Taxes and Liabilities. Each Credit Party will pay and will cause its Subsidiaries to pay when due all taxes, assessments and other liabilities except as contested in good faith and by appropriate proceedings and for which adequate reserves have been established, and except for taxes, assessments and other liabilities of RCF.

7.10 Equity Issuances and Incurrence of Indebtedness. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to, directly or indirectly, without the prior written consent of the Lender, (a) issue or sell, or enter into any agreement to issue or sell, any Equity Interests of a Credit Party in connection with a capital raising transaction (other than with respect to capital raising transactions effected prior to the date hereof), or (b) incur any Indebtedness of a Credit Party (other than with respect to Permitted Indebtedness), provided, however, that the Lender hereby consents, and no further consent shall be required hereunder, to the private placement offering being conducted by the Borrower which commenced in 2018 of up to $3,500,000 unsecured promissory notes and warrants.

7.11 Further Assurances. At any time or from time to time upon the request of the Lender, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Lender may reasonably request in order to effect fully the purposes of this Note. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Lender may reasonably request from time to time to ensure that the Obligations are guaranteed by all Subsidiaries of the Borrower.

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ARTICLE 8

GUARANTY

8.1 Guaranty. Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Lender and any other Holder the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations now or hereafter existing under or in respect of any of the Transaction Documents. Each Guarantor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article 8 shall not be discharged until payment and performance, in full, of the Obligations (other than Unasserted Contingent Obligations) has occurred, and that its obligations under this Article 8 shall be absolute and unconditional, irrespective of, and unaffected by:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Transaction Document or any other agreement, document or instrument to which any Credit Party is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Article 8) or any other Transaction Document or the waiver or consent by the Lender or any other Holder with respect to any of the provisions thereof;

(c) the insolvency of any Credit Party or Subsidiary; or

(d) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

8.2 Reinstatement. Each Guarantor agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Obligation is rescinded or must otherwise be restored or returned by the Lender, a Holder or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Credit Party or otherwise.

8.3 Waivers and Acknowledgments by Guarantor. Each Guarantor expressly, unconditionally and irrevocably waives any and all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Lender or any other Holder to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any Credit Party or Subsidiary, any other Person or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Guarantor. Each Guarantor acknowledges and agrees that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Transaction Documents and that the waivers set forth in this Article 8 are knowingly made in contemplation of such benefits. Each Guarantor acknowledges and agrees that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Transaction Documents and that, but for the provisions of this Article 8 and such waivers, the Lender would decline to enter into this Agreement.

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8.4 Benefit of Guaranty. Each Guarantor acknowledges and agrees that the provisions of this Article 8 are for the benefit of the Holders, and nothing herein contained shall impair, as between any other Credit Party and the Holders, the obligations of such other Credit Party under the Transaction Documents.

8.5 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, and except as set forth in Section 8.8, each Guarantor hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Guarantor acknowledges and agrees that this waiver is intended to benefit the Holders and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Article 8, and that the Holders and their respective successors and permitted transferees, endorsees and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 8.5.

8.6 Election of Remedies. If the Lender or any other Holder may, under applicable law, proceed to realize its benefits under the Unsecured Note or any of the other Transaction Documents, either by judicial foreclosure or by non-judicial sale or enforcement, such Holder may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article 8. If, in the exercise of any of its rights and remedies, the Holder shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by the Holder and waives any claim based upon such action, even if such action by the Holder shall result in a full or partial loss of any rights of subrogation that any Guarantor might otherwise have had but for such action by the Holder. Any election of remedies that results in the denial or impairment of the right of the Lender or any other Holder to seek a deficiency judgment against any Credit Party shall not impair any the Guarantor’s obligations hereunder.

8.7 Limitation. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this Article 8 (which liability is in any event in addition to amounts for which Borrower is primarily liable under the Transaction Documents) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all amounts advanced to a Credit Party under this Agreement, the Unsecured Note or any other Transaction Document, or otherwise transferred to, or for the benefit of, such Credit Party (including any interest and fees and other charges); and

(b) the amount that could be claimed by the Lender and other Holders from such Guarantor under this Article 8 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Guarantor under Section 8.8.

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8.8 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Guarantor shall make a payment (a “Guarantor Payment”) of all or any of the Obligations (other than financial accommodations made to that Guarantor for which it is primarily liable) then such Guarantor shall be entitled to contribution and indemnification from, and be reimbursed by, the other Guarantors in an amount equal to a fraction of such Guarantor Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all Guarantors.

(b) This Section 8.8 is intended only to define the relative rights of Guarantor and nothing set forth in this Section 8.8 is intended to or shall impair the obligations of Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 8.1, the Unsecured Note and the other Transaction Documents. Nothing contained in this Section 8.8 shall limit the liability of any Credit Party to pay the financial accommodations made directly or indirectly to that Credit Party and accrued interest, fees and expenses with respect thereto for which such Credit Party shall be primarily liable.

(c) The Guarantors acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.

(d) Any right of contribution of any of the Guarantors shall be subject and subordinate to the prior indefeasible payment in full of the Obligations (other than Unasserted Contingent Obligations) and cancellation of the Unsecured Note.

8.9 Liability Cumulative. The liability of each Guarantor under this Article 8 is in addition to and shall be cumulative with all liabilities of such Guarantor to the Lender and other Holders under this Agreement, the Unsecured Note, the other Transaction Documents and any other agreement, document or instrument to which such Guarantor is or may in the future become a party, or in respect of any obligations or liabilities of the other Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

8.10 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Credit Parties under this Agreement, the Unsecured Note or any other Transaction Document is stayed upon the insolvency, bankruptcy or reorganization of any of the Credit Parties, all such amounts otherwise subject to acceleration under the terms of this Agreement, the Unsecured Note or any other Transaction Document shall nonetheless be payable jointly and severally by the Guarantors hereunder forthwith on demand by the Lender or other Holders.

ARTICLE 9
RIGHTS UPON EVENT OF DEFAULT

9.1 Event of Default. For so long as any Obligations shall remain outstanding, each of the following events shall constitute an “Event of Default” under this Agreement:

(a) any Credit Parties’ failure to pay to the Lender or any other Holder: (i) when and as due under this Agreement, the Unsecured Note or any other Transaction Document, any amount of principal or Profit Share, or (ii) within five (5) days after the same shall become due under this Agreement, the Unsecured Note, or any other Transaction Document, the Closing Fee, interest, if any, redemptions or other amounts (including, without limitation, Borrower’s failure to pay any redemption payments or amounts hereunder);

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(b) any default occurs and is continuing with respect to, or any redemption of or acceleration prior to maturity of, any Indebtedness in excess of $2,000,000 of any of the Credit Parties or any of their Subsidiaries; provided that, in the event that any such default or acceleration of Indebtedness is cured or rescinded by the holders thereof prior to acceleration of the Unsecured Note or if the Credit Parties repay such Indebtedness such that the amount outstanding under such Indebtedness ceases to be in excess of $2,000,000, no Event of Default shall exist as a result of such cured default or rescinded acceleration or repayment.

(c) (i) Any of the Credit Parties, pursuant to or within the meaning of the Bankruptcy Code: (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, or to the conversion of an involuntary case to a voluntary case, (C) consents to the appointment of or taking of possession by a receiver, trustee, assignee, liquidator or similar official (a “Custodian”) for all or a substantial part of its property, (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is Insolvent or is otherwise generally unable to pay its debts as they become due; or (ii) the board of directors (or similar governing body) of Borrower or any of its Subsidiaries (including the Guarantor) (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the actions referred to in this Section 9.1(c) or Section 9.1(d); provided, however the terms of this Section 9.1(c) or any of the other subsections of this Section 9.1 shall not apply to RCF;

(d) a court of competent jurisdiction: (i) enters an order or decree under the Bankruptcy Code, which order or decree (A) (1) is not stayed or (2) is not rescinded, vacated, overturned, or otherwise withdrawn within thirty (30) days after the entry thereof, and (B) is for relief against any of the Credit Parties in an involuntary case; (ii) appoints a Custodian over all or a substantial part of the property of any of the Credit Parties or their Subsidiaries and such appointment continues for thirty (30) days; (iii) orders the liquidation of any of the Credit Parties; or (iv) issues a warrant of attachment, execution or similar process against any substantial part of the property of any of the Credit Parties;

(e) a final judgment or judgments for the payment of money in excess of $2,000,000 or that otherwise could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect are rendered against any of the Credit Parties and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay, unless (in the case of a monetary judgment) such judgment is covered by third-party insurance, so long as the applicable Credit Party provides the Lender a written statement from such insurer (which written statement shall be reasonably satisfactory to the Lender) to the effect that such judgment is covered by insurance and such Credit Party will receive the proceeds of such insurance within thirty (30) days following the issuance of such judgment;

(f) a Change of Control occurs;

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(g) any representation, warranty, certification or other statement of fact made or deemed to be made by or on behalf of any Credit Party herein or any other Transaction Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, is breached or is false or misleading, each in any material respect;

(h) any default or “Event of Default” or similarly defined term occurs and is continuing with respect to any of the other Transaction Documents or any other agreement between any Credit Party, on the one hand, and the Lender or any other Holder, on the other hand, in each case, that reasonably would be expected to have a Material Adverse Effect on any Credit Party;

(i) the material breach by any Credit Party of an agreement or agreements to which it is a party that involves the payment to or by such Credit Party, individually or in the aggregate, of more than $2,000,000 (whether by set-off or otherwise) in any six (6) month period;

(j) any Credit Party or Subsidiary (other than RCF) liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course;

(k) (i) there occurs one or more ERISA Events which individually or in the aggregate result in or could reasonably be expected to result in liability of the Credit Parties or any of their Subsidiaries in excess of $2,000,000 during the term of this Agreement, the Unsecured Note or any other Transaction Document; or (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code;

(l) any default or event of default (monetary or otherwise) shall occur with respect to any Material Contract and the obligations under such Material Contract are accelerated or such Material Contract is terminated to the extent such default or event of default could reasonably be expected to result in a Material Adverse Effect; or

(m) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect.

9.2 Acceleration Right.

(a) Promptly after having knowledge of the occurrence of an Event of Default, the Borrower shall deliver written notice thereof via email and overnight courier (an “Event of Default Notice”) to the Lender and the Holders. At any time after the earlier of the Lender’s and the Holders’ receipt of an Event of Default Notice and the Lender and any other Holders becoming aware of an Event of Default which has not been cured or waived, the Lender or such other Holders may require the Borrower to redeem all or any portion of the Unsecured Note (an “Event of Default Redemption”) by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Borrower, which Event of Default Redemption Notice shall indicate the portion of the Unsecured Note that the Lender or any other Holders are requiring the Borrowers to redeem; provided, that upon the occurrence of any Event of Default described in Section 9.1(c) or Section 9.1(d), the Unsecured Notes, in whole, shall automatically, and without any action on behalf of the Lender or any other Holders, be redeemed by the Borrower. The Unsecured Note shall be redeemed by the Borrower at a price equal to one hundred five percent (105%) of the outstanding principal amount of the Unsecured Note, plus accrued and unpaid interest, if any, and all other amounts due under the Transaction Documents except for any amounts due pursuant to the Profit Share (the “Event of Default Redemption Price”). The Profit Share, which is “non-recourse” as described in Section 2.4, shall remain subject to the terms of this Agreement until full and final payment.

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(b) In the case of an Event of Default Redemption, the Borrower shall deliver the applicable Event of Default Redemption Price to the Lender within five (5) Business Days after the Borrower’s receipt of the Event of Default Redemption Notice.

ARTICLE 10
MISCELLANEOUS

10.1 Payment of Expenses. The Borrower, on behalf of the Credit Parties, shall reimburse: (a) Lender on demand for all reasonable costs and expenses, including, without limitation, reasonable legal expenses and reasonable invoiced attorneys’ fees of outside counsel, incurred by Lender in connection with the: (i) documentation and consummation of the transactions contemplated hereunder and under the other Transaction Documents, including, without limitation, UCC and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review (including due diligence review) costs incurred in connection therewith; (ii) collection, protection or enforcement of any rights under this Agreement, the Unsecured Note or any of the other Transaction Documents; and (iii) collection of any Obligations; and (b) Lender and any other Holders on demand for all reasonable costs and expenses, including, without limitation, reasonable legal expenses and reasonable invoiced attorneys’ fees of outside counsel incurred by Lender or any other Holders, in connection with: (i) the administration and enforcement of Lender’s and any other Holder’s rights under this Agreement, the Unsecured Note or any of the other Transaction Documents (including, without limitation, any costs and expenses of any third party provider engaged by Lender for such purposes); (ii) any refinancing or restructuring of the Unsecured Note whether in the nature of a “work‑out,” in any insolvency or bankruptcy proceeding or otherwise, and whether or not consummated; and (iii) any intangibles, documentary, stamp or other similar Taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Lender or other Holders), that may be payable in connection with the Exchange and issuance of the Unsecured Note contemplated by this Agreement and the other Transaction Documents. All such costs, expenses and charges shall constitute Obligations hereunder, shall be payable by the Credit Parties to the Lender and other Holders on demand, and, until paid, shall bear interest at the maximum rate permissible under any applicable law at the time. Without limiting the foregoing, if: (x) the Unsecured Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or Lender or any other Holder otherwise takes action to collect amounts due under the Unsecured Note or to enforce the provisions of the Unsecured Note; or (y) there occurs any bankruptcy, reorganization or receivership of any Credit Party or other proceedings affecting creditors’ rights and involving a claim under the Unsecured Note, then the Credit Parties shall pay the costs incurred by Lender or such other Holders for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees (limited to one outside counsel for the Lender and the other Holders), and disbursements (including such fees and disbursements related to seeking relief from any stay, automatic or otherwise, in effect under any Bankruptcy Code).

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10.2 Governing Law; Jurisdiction; Jury Trial; Damages. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY. No Party shall assert, and each waives, any claim against the other Parties or any Indemnitees on any theory of liability for special, indirect, consequential or punitive damages arising out of, in connection with or as a result of, this Agreement, the Unsecured Note or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

10.3 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to each other Party; provided that a facsimile or other electronic signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or electronic signature.

10.4 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

10.5 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

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10.6 Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Lender, the Credit Parties, their Subsidiaries and Affiliates and Persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the Parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Credit Parties or the Lender makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement, the Unsecured Note or any of the other Transaction Documents may be amended or waived other than by an instrument in writing signed by the Credit Parties and the Lender or other Holder (provided, that no amendment or waiver hereof shall increase the Lender’s obligations hereunder or materially adversely affect the rights of the Lender hereunder, in either case, without the Lender’s written consent; and provided, further, no amendment or waiver shall extend the due date of any payment under the Unsecured Note, decrease the amount of interest or other compensation payable under the Unsecured Note or modify Section 8.1 without the consent of the Lender), and any amendment or waiver to this Agreement made in conformity with the provisions of this Section 10.6 shall be binding on the Lender and all other Holders, as applicable. No such amendment or waiver shall be effective to the extent that it applies to less than all of the Holders of the Unsecured Notes then outstanding. To the extent that there are more than one Unsecured Note outstanding, any action to be taken by the Holders shall be deemed approved by all the Holders if approved by Holders holding in excess of 50% of the outstanding unpaid principal amount of such Unsecured Notes.

10.7 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, if delivered personally; (b) upon transmission and confirmation of receipt, if sent by facsimile or email transmission (provided, confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one Business Day after deposit with an overnight courier service, if sent by overnight courier; in each case properly addressed to the party to receive the same. The addresses, facsimile numbers or email addresses for such communications shall be:

if to any of the Credit Parties: Midwest Energy Emissions Corp. Attn: Richard Gross, CFO 670 D Enterprise Drive Lewis Center, OH 43035 Phone: (614) 505-6115 Email: rgross@midwestemissions.com with a copy (which shall not constitute notice):

Kaye Cooper Kay & Rosenberg, LLP

425 Eagle Rock Avenue, Suite 200

Roseland, NJ 07068

Facsimile: (973) 443.0601

Attention: David M. Kaye

Email: dmkaye@kcfkr.com

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if to the Lender: Alterna Capital Partners LLC Attn: Samir Patel 15 River Road, Suite 320 Wilton, Connecticut 06897 Phone: (203) 210-7672 Email: samir.patel@alternacapital.com with a copy (which shall not constitute notice):

Sugar Felsenthal Grais & Helsinger LLP

Attn: Vanessa Schoenthaler

230 Park Avenue, Suite 908

New York, New York

Facsimile: (312) 704-2770

Email: vschoenthaler@sfgh.com

or to such other address, facsimile number or email address and to the attention of such other Person as the recipient party has specified by written notice given to each other party in accordance with this provision.

10.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, including any purchasers of the Unsecured Note. None of the Credit Parties shall assign this Agreement or any rights or obligations hereunder without the prior written consent of each of the Holders of the Unsecured Note. The Lender may assign some or all of its rights and obligations hereunder in connection with the transfer of any of Unsecured Notes with the consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned, and which consent shall not be required during the existence of an Event of Default (but which consent will be required at all times for transfers to a direct competitor of the Credit Parties)) or in connection with an assignment or transfer to an Affiliate (determined without regard to clause (i) of the definition thereof) of the Lender, in which event such assignee shall be deemed to be the Lender hereunder with respect to such assigned rights and obligations.

10.9 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

10.10 Survival. The representations, warranties, agreements and covenants of the Credit Parties and the Lenders contained in the Transaction Documents shall survive the Closing. Lender shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

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10.11 Further Assurances. Each Credit Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Lender or any other Holder may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.12 Indemnification. In consideration of the Lender’s execution and delivery of this Agreement and the other Transaction Documents and acquiring the Unsecured Note, and in addition to all of the Credit Parties’ other obligations under this Agreement and the other Transaction Documents, the Credit Parties shall jointly and severally defend, protect, indemnify and hold harmless the Lender and each other holder of any Unsecured Note and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by any Credit Party in this Agreement or any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of any Credit Party contained in this Agreement or any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (c) the present or former status of any Credit Party as a U.S. real property holding corporation for federal income tax purposes within the meaning of Section 897 of the Code, if applicable, (d) any claim for placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by the Lender or its investment advisors) relating to or arising out of the transactions contemplated hereby, or (e) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of any Credit Party) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement or any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Unsecured Notes, or (iii) the status of the Lender or other holder of the Unsecured Note as a lender to the Borrower pursuant to the transactions contemplated by the Transaction Documents. The foregoing notwithstanding, the Credit Parties shall not be obligated to indemnify the Indemnitees to the extent that the Indemnified Liabilities resulted from the gross negligence or willful misconduct of the Indemnitees, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. To the extent that the foregoing undertakings by the Credit Parties may be unenforceable for any reason, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The agreements in this Section 10.12 shall survive the payment of the Unsecured Note a and all other amounts payable hereunder and the termination of this Agreement and the other Transaction Documents.

10.13 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

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10.14 Waiver. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder, under the Unsecured Note or any of the other Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10.15 Payment Set Aside. To the extent that any of the Credit Parties makes a payment or payments to the Lender or any other Holder hereunder or pursuant to any of the other Transaction Documents or such Holder enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to any of the Credit Parties, a trustee, receiver or any other Person under any law (including, without limitation, any Bankruptcy Code, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.16 Joint and Several Liability. The Credit Parties hereby agree that such Credit Parties are jointly and severally liable for the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Lender or any other Holder. The Credit Parties agree that their obligations under this Agreement shall not be discharged until payment and performance, in full in cash, of the Obligations has occurred and termination of all commitments to lend under this Agreement, and that its obligations under this Agreement shall be absolute and unconditional, irrespective of, and unaffected by:

(a) the validity, enforceability or any future amendment of, or change in, this Agreement, any other Transaction Document or any other agreement, document or instrument to which any Credit Party is or may become a party;

(b) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Lender in respect thereof (including the release of any such security); or

(c) the insolvency of any Credit Party or any Subsidiary of a Credit Party.

10.17 Termination. This Agreement shall terminate upon the payment in full in cash of the Obligations (other than Unasserted Contingent Obligations); provided, however, this Agreement shall be reinstated if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any holder of the Obligations or any representative of such holder and the Obligations, or portion thereof, intended to have been satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. Anything herein to the contrary notwithstanding, the provisions of Sections 2.9, 10.1, 10.12 and this 10.17 shall survive any such termination and payment in full of the Obligations, and shall inure to the benefit of any Person that at any time held a right thereunder (as a Holder, an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

[Intentionally left blank.Signature page follows.]

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IN WITNESS WHEREOF, each party has caused its signature page to this Unsecured Note Financing Agreement to be duly executed as of the date first written above.

BORROWER:

MIDWEST ENERGY EMISSIONS CORP.

By:	/s/ Richard Gross
Name:	Richard Gross
Its:	Chief Financial Officer

GUARANTOR:

MES, INC.

By:	/s/ Richard Gross
Name:	Richard Gross
Its:	Chief Financial Officer

LENDER:

AC MIDWEST ENERGY LLC

By:	/s/ Samir Patel
Name:	Samir Patel
Its:	Manager

[Signature Page to Unsecured Note Financing Agreement]

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